                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Westport Resources Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-42107 and 333-102281) on Form S-3, (No. 333-102705) on Form S-4 and
(Nos. 333-05225, 333-68878 and 333-58338) on Form S-8 of Westport Resources
Corporation (formerly Belco Oil & Gas Corp.) of our report dated November 27, 2002, with respect to the combined statements of revenues and direct operating expenses for certain oil and natural gas properties and mid-stream gathering and compression assets of certain affiliates of El Paso Corporation for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000, which report appears in this Current Report on Form 8-K/A of Westport Resources Corporation.


                                                   /s/ KPMG LLP


Denver, Colorado
February 24, 2003